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                          REED SMITH SHAW & MCCLAY LLP

                                435 SIXTH AVENUE
                       PITTSBURGH, PENNSYLVANIA 15219-1886
                               PHONE: 412-288-3131
                                FAX: 412-288-3063

                                                                     Exhibit 5.1
                                               November 19, 1999

Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, PA  15148

            Re: Registration Statement No. 333-88903; Post Effective Amendment No. 1 on Form S-8 to Form S-4 for MotivePower Industries Stock Incentive Plan

Ladies and Gentlemen:

                  We have acted as counsel to Westinghouse Air Brake Company, a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 2,100,384 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased or issued pursuant to stock options, stock appreciation rights and restricted stock granted under the MotivePower Industries Stock Incentive Plan (the "Plan") assumed by the Company in connection with the merger of MotivePower Industries, Inc. with and into the Company. The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of stock options or stock appreciation rights or issuance of restricted stock granted under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Restated Certificate of Incorporation of the Company;

                  (2) the Amended and Restated Agreement and Plan of Merger between MotivePower Industries, Inc. and Westinghouse Air Brake Company dated as of September 26, 1999, as amended, pursuant to which the Company assumed the stock options and stock appreciation rights granted under the Plan and authorized the issuance of shares pursuant to the exercise of such options and stock appreciation rights; and

                  (3) the Plan, together with forms of option agreements evidencing the options granted.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 2,100,384 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan upon the exercise of stock options, stock appreciation rights and restricted stock granted under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

                  In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporate Laws of the State of Delaware and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                  Yours truly,

                                  /s/ Reed Smith Shaw & McClay LLP